EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        This Agreement made and entered into this 9th day of January, 2006, by and between CapSource Financial, Inc., (“Employer” or the “Company”), and Steven J. Kutcher (“Executive”). The parties recite that:

        WHEREAS, Employer, a Colorado corporation, is engaged in the business of selling and leasing transportation equipment and services and maintains business premises at 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302;

        WHEREAS, Executive is willing to be employed by Employer, and Employer is willing to employ Executive, on the terms and conditions hereinafter set forth.

        NOW THEREFORE, for the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, Employer and Executive covenant and agree as follows:

1.	AGREEMENT TO EMPLOY AND BE EMPLOYED. Employer hereby employs Executive as Vice President and Chief Financial Officer and Executive hereby accepts and agrees to such employment.

2.	DESCRIPTION OF EXECUTIVE’S DUTIES. Subject to the supervision and pursuant to the orders, advice, and direction of Employer, Executive shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by Employer. Executive shall additionally render such other and unrelated services and duties as may be assigned to him from time to time by Employer.

3.	MANNER OF PERFORMANCE OF EXECUTIVE’S DUTIES. Executive shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered at the above-mentioned premises and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable.

4.	DURATION OF EMPLOYMENT. The term of employment shall be three (3) years, commencing on date first written above, and terminating January 8, 2009, subject, however, to prior termination as otherwise provided herein.

5.	COMPENSATION; REIMBURSEMENT. Employer shall pay Executive and Executive agrees to accept from employer, in full payment for Executive’s services hereunder, compensation as follows:

a.	A Base Salary of One Hundred Thirty-Two Thousand and No/100 Dollars ($132,000) payable at regular payroll periods;

b.	On the date first written above, the Company shall issue and set aside for the Executive Thirty-Three Thousand and No/100 Dollars of the Company’s common stock at a price of Seventy Cents ($.70) per share or 47,143 shares (“Incentive Shares”). Ownership of the Incentive Shares shall transfer to the Executive as follows: on the first anniversary date of this Agreement; 12,857 shares shall transfer to the Executive, on the second anniversary date of this Agreement 15,714 shares shall transfer to the Executive, and the balance shall transfer to the Executive on the third anniversary date of this Agreement. Executive must be an employee of the Company pursuant to this Agreement on the respective anniversary dates to be entitled to receive the Incentive Shares.

c.	Employer will reimburse Executive for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the Employer pursuant to Employer’s directions;

d.	Executive shall be entitled to such vacation benefits as other executives of the Company of similar status;

e.	Executive shall be entitled to participate in any other compensation, insurance, pension, savings and health and welfare plans offered by the Company to executives of similar status.

f.	Executive shall be eligible to periodic increases in his Base Salary according to Company policy.

g.	Executive has the right to receive registration benefits for all or part of the Incentive Shares if other executives of the Company of similar status receive such registration rights.

6.	EXECUTIVE’S LOYALTY TO EMPLOYER’S INTERESTS. Executive shall devote substantially full time, attention, knowledge, and skill solely and exclusively to the business and interests of Employer, and Employer shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Executive. Executive expressly agrees that during the term hereof he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to Employer’s business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit the right of Executive to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange.

7.	NON-DISCLOSURE OF INFORMATION CONCERNING BUSINESS. Executive will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of employer, including, without limitation, the names of any its customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of employer, its manner of operation, or its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Employer, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

8.	OPTION TO TERMINATE FOR CAUSE. Employer may terminate this Agreement immediately and without prior notice to Executive for “cause” as defined as any of the following events (i) Executive has misappropriated any funds or property of the Employer; (ii) Executive has been convicted of a felony; (iii) Executive has obtained personal profit from a Company transaction with a third party without prior approval of such profit from the Employer’s Board of Directors; (iv) Executive has obtained personal profit, or attempted to obtain personal profit, from the sale, or attempted sale, of Employer’s trade secrets or confidential information. If this Agreement is terminated for cause, Executive forfeits all prospective benefits provided by this Agreement.

9.	OPTION TO TERMINATE WITHOUT CAUSE. Without cause, the Company may terminate this agreement at any time upon thirty (30) days written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and may be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of the termination a severance allowance equal to three (3) months of his then normal pay less taxes and social security required to be withheld.

10.	NON-COMPETE. The Executive shall not, at any times during the period hereof, and for six (6) months from the date of his voluntary termination of this Agreement, directly or indirectly engage in, or become involved in, any competitive or similar business as that of the Employer.

11.	CONTRACT TERMS TO BE EXCLUSIVE. This written agreement contains the sole and entire agreement between the parties, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgment in entering into the agreement. The parties further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

12.	WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING. No waiver or modification of this agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

13.	DISPUTE RESOLUTION. Any dispute under this contract shall be required to be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect.

14.	CONTRACT GOVERNED BY LAW. This agreement and performance hereunder shall be construed in accordance with the laws of the State of Colorado.

15.	BINDING EFFECT OF AGREEMENT. This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.

Executed and agreed to on the date first above written.

Employer: CapSource Financial, Inc.		Employee: Steven J. Kutcher

/s/ Fred Boethling		/s/ Steven J. Kutcher
By:	Fred Boethling	Steven J. Kutcher
Its:	President/CEO